TO BUSINESS AND TECHNOLOGY EDITORS:

Sonic Foundry appoints Robert M. Lipps Executive Vice President of Sales
Expanded initiatives in education and training markets showing results

MADISON, Wis., April 14 /PRNewswire-FirstCall/ -- Sonic Foundry, Inc. (Nasdaq: SOFO), the recognized market leader for rich media webcasting and knowledge management, today announced the appointment of Robert M. Lipps as Executive Vice President of Sales. Lipps joined Sonic Foundry in 2006 as Vice President of International Sales and recently assumed expanded responsibility for U.S. central sales. He holds 15 years of sales leadership, business development and emerging market entry expertise in the technology and manufacturing sectors, including sales and channel management at Adaytum (now Cognos, an IBM company), Esker Software and Best Power (now Eaton Corporation). He will lead the company's global sales organization including oversight of domestic, international and channel sales. Coincident with the appointment of Mr. Lipps, Sonic Foundry announced that the company and Darrin T. Coulson, Chief Operating Officer, have mutually agreed to a separation of employment.

Sonic Foundry has recently directed additional resources toward the higher education market, a sector that is now demonstrating the fastest adoption rate for its Mediasite platform. These actions continue to show progress that resulted in further customer acquisitions within colleges and universities during fiscal Q2. Key wins and projects with several top-ranked business schools will be announced during the next fiscal earnings report. The company's activities are also aimed at expanding corporate training and event webcasting applications.
"We are very excited to expand Rob's role at this important stage in the company's evolution," said Rimas P. Buinevicius, Chairman and CEO of Sonic Foundry. "I'm confident his experience and management strength in sales will further accelerate our business growth as we reinforce Sonic Foundry's leadership of the education and training marketplace."

About Sonic Foundry, Inc.

Founded in 1991, Sonic Foundry (NASDAQ: SOFO, www.sonicfoundry.com) is the recognized market leader for rich media webcasting and knowledge management, providing education and training solutions and services that link an information-driven world. Based in Madison, Wisconsin, the company has received numerous awards including the 2007 Frost & Sullivan Global Market Leadership Award, Ziff Davis Media's Baseline Magazine's sixth fastest-growing software company with sales under $150 million and Deloitte's Technology Fast 500. Named a Bersin & Associates 2007 Learning Leader, Sonic Foundry's webcasting and knowledge management solutions are trusted by education institutions, Fortune 500 companies and government agencies for a variety of critical communication needs. Sonic Foundry is changing the way organizations communicate via the web and how people around the globe receive vital information needed for education, business, professional advancement and safety. Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.

Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Sonic Foundry's products, its ability to succeed in capturing significant revenues from media services and/or systems, the effect of new competitors in its market, integration of acquired business and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.

SOURCE Sonic Foundry, Inc.